UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G-A


                                (Amendment No. 1)

	           Under the Securities Exchange Act of 1934


                          Putnam Managed High Yield Trust
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                                (Name of Issuer)


                                   Common Stock
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                         (Title of Class of Securities)


                                    746819101
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                                 (CUSIP Number)


                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

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Schedule 13G-A                 				                Page 2
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1.       NAMES OF REPORTING PERSONS

	 Roumell Asset Management, LLC (the "Reporting Person")

	 S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

	 52-2145132

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [ ]
                                                                 (b)  [ ]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

	 Maryland

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                     5.   SOLE VOTING POWER
NUMBER OF                 624,847
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  0
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOSITIVE POWER
PERSON                    624,847
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          0
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         624,847
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10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                               [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.3%
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12.      TYPE OF REPORTING PERSON
         IA
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Schedule 13G-A                 						  Page 3
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Item 1(a).   Name of Issuer:

                  Putnam Managed High Yield Trust

Item 1(b).   Address of Issuer's Principal Executive Offices:

                  One Post Office Square, Boston, Massachusetts 02109

Item 2(a).   Name of Person Filing:

                  Roumell Asset Management, LLC

Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  3 Bethesda Metro Center, Suite 700, Bethesda, Maryland 20814

Item 2(c).   Citizenship:

                  Maryland

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  746819101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)  [ ] Broker or dealer registered under Section 15 of the Act;

        (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

Schedule 13G-A                 					   Page 4
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        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

        (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.      Ownership.

        (a)  Amount Beneficially Owned:

	     624,847

        (b)  Percent of Class:

             8.3%

        (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  624,847
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote:                                      0
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of:                            624,847
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of:                            0
                                                                ----------

Schedule 13G-A                                                           Page 5
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Item 5.      Ownership of Five Percent or Less of Class.

	     Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.
             -------------

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G-A                					   Page 6
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                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2006


                            Roumell Asset Management, LLC


                            By: /s/ James Roumell
				------------------------
                                Name: James Roumell
                                Title: President